Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
First Charter Corporation:
We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-60641) and on Forms S-8 (Nos. 333-95003, 333-66362, 333-66354, 333-57710, 333-54019, 333-54021, 333-54023, 33-60949, 333-71497, and 333-132033), of First Charter Corporation of our reports dated April 4, 2007, with respect to the consolidated balance sheets of First Charter Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the 2006 Annual Report on Form 10-K of First Charter Corporation.
Our report dated April 4, 2007, on the consolidated financial statements referred to above refers to the adoption of the fair value method of accounting for share-based compensation as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, and the application of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements in 2006.
Our report, dated April 4, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that First Charter Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses on the achievement of objectives of the control criteria and contains explanatory paragraphs that outline material weaknesses in First Charter Corporation’s (i) control environment, (ii) significant transactions and estimates accounting, and (iii) reconciliation functions.
In addition, our report dated April 4, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that First Charter Corporation acquired GBC Bancorp, Inc. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, the internal control over financial reporting of GBC Bancorp, Inc. Our audit of internal control over financial reporting of First Charter Corporation also excluded an evaluation of the internal control over financial reporting of GBC Bancorp, Inc.
KPMG LLP
Charlotte, North Carolina
April 4, 2007